Exhibit 4.8.4
FOURTH JOINDER TO THE REGISTRATION RIGHTS AGREEMENT
     With respect to the Registration Rights Agreement, (the “Registration Rights Agreement”) dated as of May 4, 2010, among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with US Issuer I and US Issuer II, the “Issuers”), the Closing Date Guarantors and Credit Suisse Securities (USA) LLC, as the Purchaser, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the signatory hereto (i) hereby agrees to become a party to the Registration Rights Agreement as a Guarantor with the same force and effect as if originally named a Closing Date Guarantor therein and (ii) without limiting the generality of the foregoing, assumes all of the rights and obligations of the Guarantors under the Registration Rights Agreement, in each case, as of the time of delivery of this Fourth Joinder to the Registration Rights Agreement on August 5, 2011, as though it had entered into the Registration Rights Agreement on May 4, 2010. The obligations assumed by the Guarantor under this Fourth Joinder to the Registration Rights Agreement shall be joint and several obligations. Capitalized terms used but not defined in this Fourth Joinder to the Registration Rights Agreement shall have the meanings given to such terms in the Registration Rights Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Joinder on the above referenced date.

SIG COMBIBLOC LTD.

By: Name:	/s/ Chiara Brophy Chiara Brophy
Title:	Authorized Signatory

Joinder to the May 2010 Notes Registration Rights Agreement